FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
November 6, 2013	Corporate Communications & Planning Director
317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis
Announces Results of 2013 Board of Directors Election

The Federal Home Loan Bank of Indianapolis (FHLBI) announces the certified results of the Indiana election of member directors and the district-wide election of independent directors to its Board of Directors for terms beginning January 1, 2014 and ending on December 31, 2017.

The following two incumbent member directors were re-elected in Indiana:

Jeffrey A. Poxon, Director of Lafayette Savings Bank, Lafayette, Indiana, was elected to the first open Indiana member director seat.

Matthew P. Forrester, President & CEO of River Valley Financial Bank, Madison, Indiana, was elected to the second open Indiana member director seat.

The following two incumbent independent directors were re-elected in the district-wide election:

James L. Logue III, Chief Operating Officer at Great Lakes Capital Fund in Lansing, Michigan,
was elected to the first open independent director seat.

Michael J. Hannigan, Jr., President of The Hannigan Company in Carmel, Indiana, was elected to the second open independent director seat.

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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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